UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2015

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 26, 2015, the Board of Directors of Kindred Healthcare, Inc. (the “Company”) appointed Benjamin A. Breier as a director of the Company. No decision has been made at this time regarding which committees of the Board of Directors Mr. Breier may join.

Mr. Breier has served as the Company’s President since May 2012 and as Chief Operating Officer since August 2010. He served as the Company’s Executive Vice President and President, Hospital Division from March 2008 until August 2010, and as President, Rehabilitation Division from August 2005 to March 2008.

Mr. Breier’s planned appointment to the Company’s Board of Directors, his scheduled March 31, 2015 transition into the role of Chief Executive Officer of the Company, and a description and copy of the amended employment agreement entered into by the Company and Mr. Breier in connection thereto was previously disclosed in the Company’s Current Report on Form 8-K dated October 30, 2014 (Comm. File No. 001-14057).

Item 8.01. Other Events.

The Company has committed to adopt a “proxy access” amendment to the Company’s by-laws by the end of 2015. This amendment will permit a single shareholder or a group of up to (i) 20 shareholders, or, (ii) in the event that the Company’s market capitalization exceeds $2.5 billion, 25 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to propose director nominees for inclusion in the Company’s proxy materials. Pursuant to the amendment, the Company will include in its proxy materials the number of such nominees that, if elected, would represent (x) up to 20% of the Company’s board, if the board has ten or more members, or (y) up to 25% of the Company’s board, if the board has nine or fewer members, provided that the shareholder(s) and the nominee(s) satisfy the requirements that will be specified in the amended by-laws. As a result of the Company’s decision, the UAW Retiree Medical Benefits Trust has agreed to withdraw its proxy access shareholder proposal from the Company’s proxy statement, which will be filed and mailed to shareholders in advance of the Company’s 2015 annual shareholders’ meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KINDRED HEALTHCARE, INC.

Date: March 27, 2015	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Co-General Counsel and Corporate Secretary

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